Exhibit 5.1

[PRUDENTIAL PUBLIC LIMITED COMPANY LETTERHEAD]

October 31, 2018

Prudential Public Limited Company

12 Arthur Street,

London EC4R 9AQ

England

Ladies and Gentlemen:

I am the Group General Counsel and Company Secretary of Prudential Public Limited Company, a public limited company organized under the laws of England and Wales (the “Company”), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on or about October 31, 2018 relating to the registration of 10,000,000 of the Company’s ordinary shares (“Shares”), which may be issued under The Prudential Long Term Incentive Plan (the “Plan”).

In arriving at the opinions expressed below, I or members of my staff have reviewed copies of the following documents:

(a)	the Registration Statement;

(b)	the Plan;

(c)	the Memorandum and Articles of Association of the Company, as amended (the “Articles”);

(d)	the minutes of a meeting of the Board of Directors of the Company held on October 31, 2018 (the “Corporate Approval”).

In addition, I or members of my staff have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below I have assumed and not verified:

(a)

the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to me or members of my staff and the conformity to the originals of all documents supplied to me or members of my staff as photocopies or facsimile copies;

(b)	that, where a document has been examined by me or members of my staff in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(c)	the accuracy as to factual matters of each document I or members of my staff have reviewed;

(d)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

(e)	that the Company has fully complied with its obligations under all applicable money laundering legislation;

(f)	no document has been entered into by the Company in connection with any unlawful activity;

(g)

that all consents, approvals, notices, filings and registrations that are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the performance of the actions to be carried out pursuant to the Corporate Approval have been or will be duly made or obtained;

(h)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(i)

that the information relating to the Company disclosed by searches conducted on October 29, 2018 at Companies House at their website at www.companieshouse.gov.uk and on October 31, 2018 by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered, and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the file in London at the time of such search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(j)

that each director of the Company has disclosed any interest which he may have in the transactions contemplated by the Corporate Approval in accordance with the provisions of the Companies Act 2006 and the Articles, and that none of the relevant directors of the Company have any interest in such transactions except to the extent permitted by the Articles;

(k)

that the actions to be carried out pursuant to the Corporate Approval by the Company and the exercise of its rights and performance of its obligations thereunder will materially benefit the Company, and that the directors of the Company acted in good faith and in the interests of the Company in approving the Corporate Approval and the transactions contemplated thereby;

(l)	that the Plan was validly adopted, the awards under the Plan are validly granted and exercised and the Company complies with its obligations under the Plan;

(m)	that the Shares are issued in accordance with the Corporate Approval, the Articles and the Plan and the issue price per Share is not less than the nominal value of each Share; and

(n)	that any limits on the authority of the Company to allot and issue the Shares pursuant to the Corporate Approval or Articles will not be exceeded by the issuance of the Shares pursuant to the Plan.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is my opinion that:

1. The Company has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on October 29, 2018 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court on October 31, 2018 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

(a) the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding-up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented; and

(b) the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. I have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2. When the names of the holders of the Shares issued pursuant to the Plan are entered in the Company’s register of members and subject to the receipt by the Company of the aggregate issue price in respect of such Shares, the Shares will be validly issued, fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.

Other than as set out above, I express no opinion as to any agreement, instrument or other document that may arise or be entered into, or as to any liability to tax that may arise or be incurred as a result of or in connection with the Shares or their creation, issue, offer or any other transaction.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter, as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Alan Porter
Alan Porter

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